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                                                                   EXHIBIT 99





NEWS RELEASE




CONTACT:       Sandi Noah                            Michael Hicks
               Communications                        Investor Relations
               (330) 869-4292                        (330) 869-4411


                                                     FOR IMMEDIATE RELEASE
                                                     ---------------------


           OMNOVA SOLUTIONS DISCUSSES FOURTH QUARTER EARNINGS OUTLOOK
                       AND ANNOUNCES STOCK REPURCHASE PLAN

         FAIRLAWN, OHIO, NOVEMBER 29, 1999 (NYSE:OMN) - OMNOVA Solutions Inc. said today that it expects diluted earnings per share from operations for the fourth quarter ending November 30, 1999 to be below the $0.35 diluted earnings per share for continuing businesses from the same period a year ago. The Company's earnings estimate for the fourth quarter is $0.20 - $0.22 per share from operations excluding unusual items, and $0.18 - $0.20 per share including unusual items. The Company will release actual fourth quarter earnings on January 13, 2000. Additionally, the Company announced today that its Board of Directors has authorized the purchase from time to time of up to $25,000,000 of the Company's common stock.

         OMNOVA Solutions was spun-off from GenCorp Inc. on October 1, 1999. Sales for the fourth quarter ending November 30, 1998 were $176 million for the OMNOVA businesses, with operating profit from continuing operations of $27.3 million. Sales for the fourth quarter of 1999 are expected to increase approximately 10% over 1998, while operating profit, excluding unusual items, is forecasted to decline to approximately $20 million, primarily due to rapidly rising raw material costs.

         During the quarter, average raw material pricing for styrene monomer increased 40% versus last year, with the potential for additional near-term increases. Average PVC resin prices have increased over 50% versus last year. In total, raw material price increases of approximately $6 million have adversely affected OMNOVA's operating profit this quarter.

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OMNOVA Ad 1

              OMNOVA Solutions announced price increases across targeted product lines during the quarter. Several markets served by OMNOVA's businesses are still evaluating these announcements, but it is anticipated that the need for price increases will be recognized by the market due to the rapid price escalation of raw material inputs.

              "Our businesses, which have leading or significant share in many of the markets they serve, are contributing operating margins of over 10% in a very difficult environment," said John B. Yasinsky, OMNOVA Chairman and Chief Executive Officer. "The projected shortfall in earnings for the fourth quarter reflects the occurrence of business conditions which we believe should improve in fiscal 2000 depending on the success of our pricing strategies and the stabilization of raw materials pricing. We are taking aggressive corrective actions to improve near-term results and optimize operating margins, and our businesses continue to develop and introduce new value-added products to meet our customers' most critical needs. Also, we continue to invest aggressively in product and process technologies which allow us to offer highly-differentiated products that greatly enhance our future competitive position."

               Regarding the share repurchase plan, Yasinsky added, "At current price levels, OMNOVA stock represents a very attractive investment. Also, this action reflects the continued confidence the Board of Directors and management have in the future of our Company." The stock repurchases will be made over a period of up to 18 months, principally through open market transactions or in privately-negotiated transactions in accordance with applicable regulations of the SEC. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

              Volumes in Performance Chemicals will set a record this quarter, and the business continues to gain share in several select growth markets, led by increases in specialty products. In Decorative & Building Products, GenFlex Roofing Systems and Coated Fabrics sales remain strong, while Commercial Wallcovering volumes are lower than expected as market softness continues in the U.S. and U.K.

              The Company has taken and will continue to take aggressive cost reduction actions which will reduce expenses and enhance future shareholder returns. Recent actions include:

- Sale of the Company's corporate aircraft and elimination of the flight operations department.

- Reduction of Performance Chemicals SG&A and manufacturing costs as a percentage of sales to record low levels.

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     OMNOVA Ad 2

     New initiatives to enhance future sales growth are accelerating and include:

     - MemErase(TM), the new dry-erase product that utilizes patented PolyFox(TM) technology for white board and wall finishes for school, office and health care applications.

     - Expanded new product offerings in contract and residential furniture upholstery markets with urethane and breathable urethane products.

     - New collections of wallcovering designs and the startup of digitally printed sampling capability, providing customers with greater choices of design and color options while significantly reducing the concept-to-market cycle time.

     - Expanded range of Decorative Laminate designs for furniture and cabinet manufacturers featuring realistic woodgrain designs and new technology-enhanced coatings for greater durability.

     - Performance Chemicals' strategy to enter international markets, with new sales of over $12 million in 1999 expected to increase significantly next year.

     - A new state-of-the-art pilot plant for Performance Chemicals, operational in December 1999, to accelerate new product development and provide additional capabilities to expand and diversify product lines.

     - Cross-selling of new products acquired via acquisitions during 1998 and 1999, with continued growth expected next year.

           This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, are forward-looking statements. A variety of factors, which are listed in the Forward-Looking Statements section of Management's Discussion and Analysis in the Company's Registration Statement on Form 10 under the Securities Act of 1934, filed with the Securities and Exchange Commission on July 9, 1999, as amended on July 22, 1999, August 23, 1999, and September 15, 1999, and in the Company's Quarterly Report on Form 10-Q for the Quarter ended August 31, 1999, could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements. Additional risk factors may be described from time to time in OMNOVA Solutions' filings with the Securities and Exchange Commission.

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     OMNOVA Ad 3
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              OMNOVA Solutions is a technology-based company with approximately
     $765 million in sales and 2,600 employees worldwide. It is a major innovator of decorative and functional surfaces, emulsion polymers and specialty chemicals produced by its Decorative & Building Products and Performance Chemicals businesses.

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